Filed Pursuant to Rule 433

Registration Statement No. 333-299332

Issuer Free Writing Prospectus dated October 8, 2026

Relating to Preliminary Prospectus dated October 6, 2026

Actuate Therapeutics, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 646-993-2208.

Underwriting

The following disclosure supplements the “Underwriting” section in the Company’s preliminary prospectus dated October 6, 2026.

Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC (“Konik”), is acting as the underwriter of the offering of shares of common stock by the Company. Konik intends to offer some of the common stock to other securities dealers, including Newbridge Securities Corporation (“Newbridge”).

An affiliate of Newbridge has previously acted as a placement agent for Bios Partners, LP in raising capital for Bios Fund III, LP, Bios Fund III, NT and for Bios Fund III QP, LP and related special purpose vehicle funds Bios Actuate Co-Invest II, LP, Bios ONL Co-Invest I, LP and Bios SIRPant Co-Invest I, LP (collectively, “Bios Fund III Entities”). The Bios Fund III Entities are managed by Bios Partners, LP.

The Bios Fund III Entities collectively own 5,389,922 shares of Company common stock on a fully diluted basis. Pursuant to the terms of Newbridge’s engagement by Bios Partners, LP, an affiliate of Newbridge currently receives between 40.0% and 50.0% of the management fee and 20.0% of the final carried interest generated by the capital raised by Newbridge for the Bios Fund III Entities, which includes amounts resulting from the management fee and returns generated by Bios Fund III Entities’ holdings in the Company.

In addition, Newbridge served as placement agent for approximately $7.1 million of the Company’s Series C financing conducted between August 2022 and June 2023. In connection with that engagement, Newbridge received an 8.5% cash fee of approximately $0.6 million, a reimbursement of $30,000 of expenses and a 2.0% warrant fee consisting of warrants to purchase 18,223 shares of Company common stock.

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